Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-1 No. 333-216891) and related Prospectus of Energy Resources 12, L.P. (formerly known as Sundance Energy, L.P.), of our report dated September 5, 2018, with respect to the combined statements of revenues and direct operating expenses (the “financial statements”) of the assets acquired by a subsidiary of Energy Resources 12, L.P. from Bruin E&P Non-Op Holdings, LLC for the years ended December 31, 2017 and 2016, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Richmond, VA

September 5, 2018